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Exhibit 99.1

CONSENT OF DEUTSCHE BANK AG

Board of Directors
Telewest Global, Inc.
1105 North Market Street
Suite 1300
Wilmington, DE 19801

        Deutsche Bank AG ("Deutsche Bank") hereby consents to the inclusion of its opinion letter, dated December 14, 2005, to the Board of Directors of Telewest Global, Inc. ("Telewest") as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 (the "Registration Statement") relating to the proposed merger of a wholly owned subsidiary of Telewest with NTL Incorporated, and to the references to Deutsche Bank AG and to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary—Opinions of Telewest's Financial Advisors to the Telewest Board of Directors," "The Merger—Background of the Merger," "The Merger—Reasons for the Recommendation of the Telewest Board of Directors; Factors Considered" and "The Merger—Opinion of Deutsche Bank." In giving such consent, Deutsche Bank does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, nor does Deutsche Bank thereby admit that it is an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the SEC thereunder.

	By:	/s/ HENRIK ASLAKSEN Name: Henrik Aslaksen Title: Managing Director
December 14, 2005

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  Exhibit 99.1
CONSENT OF DEUTSCHE BANK AG